Exhibit 99.1

           HAMPTON ROADS BANKSHARES DECLARES $1.5 MILLION DIVIDEND

     CHESAPEAKE, Va., Jan. 13 /PRNewswire-FirstCall/ -- On Tuesday, January 11, 2005, the Board of Directors of Hampton Roads Bankshares, Inc. (OTC Bulletin
Board: HMPR), parent company of Bank of Hampton Roads, declared a semi-annual dividend in the amount of $0.18 per share on its common stock, payable on March 15, 2005, to shareholders of record as of February 15, 2005. This amount represents a 20% increase over the $0.15 semi-annual dividend paid in March 2004 in consideration of 2003's record earnings.

     As of December 31, 2004, the Company had approximately 8 million shares outstanding which will result in a total dividend payment of nearly $1.5 million. The total of the two semi-annual dividends paid in consideration of 2004's earnings is $2.9 million, a 22% increase over that paid in consideration of the prior year's earnings.

     Based upon the Company's closing stock price of $11.60 on January 11, 2005, an annualized dividend of $.36 would equate to a cash yield of 3.10% on shareholders' investments. Since the Company began paying dividends in 1992, shareholders have received sixteen consecutive payments totaling over $16 million. The increased dividend is an indication of the Company's financial strength as well as the Board's confidence in its business going forward.

     Bank of Hampton Roads is scheduled to open its Great Bridge office on January 24, 2005. This will be the Bank's sixteenth location in the Hampton Roads area. It is located in the hub of the Great Bridge section of Chesapeake at the intersection of Battlefield Boulevard and Cedar Road.

     Hampton Roads Bankshares is traded on the Over the Counter Bulletin Board under the symbol HMPR. Additional information about the Company and its subsidiaries can be found on the Web at http://www.bankofhamptonroads.com.

     This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology evolving banking industry standards.

     CONTACT: Tiffany K. Glenn of Hampton Roads Bankshares, Inc.,
+1-757-436-1000.

SOURCE  Hampton Roads Bankshares, Inc.
     -0-                             01/13/2005
     /CONTACT: Tiffany K. Glenn of Hampton Roads Bankshares, Inc., +1-757-436-1000/
     /Web site:  http://www.bankofhamptonroads.com /